                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nationwide Financial Services, Inc.:

  When the transactions referred to in note 1 of the Notes to the Consolidated Financial Statements have been consummated, we will be in a position to render our reports included herein.

  We consent to the use of our reports included herein and to the reference to our firm under the headings "Experts", "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" in the prospectus. Our reports
dated January   , 1997 included herein refer to several changes in accounting principles. In 1994, the Company changed its accounting for investments in debt and equity securities. In 1993, the Company changed its accounting for income taxes and postretirement benefits other than pensions. Our reports also refer to the formation of the Company as a holding company for Nationwide Life Insurance Company and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. The consolidated financial statements are presented as if these companies were consolidated for all periods presented.

                                          KPMG Peat Marwick LLP

Columbus, Ohio
December 23, 1996